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                                                                    EXHIBIT 11.1

            DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
           FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
             THIRTEEN AND THIRTY-NINE WEEKS ENDED NOVEMBER 30, 1996

STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                      Three Months     Thirteen Weeks    Nine Months    Thirty-Nine Weeks
                                                          Ended            Ended            Ended            Ended
          NET INCOME PER SHARE WAS                    September 30,      November 30,    September 30,     November 30,
           CALCULATED AS FOLLOWS:                          1997             1996             1997             1996
           ----------------------                     -------------    --------------    -------------  -----------------
   Primary:

   Weighted average common shares outstanding            5,066,653        2,985,539        4,081,152        2,881,224

   Incremental shares under stock options
     computed under the treasury stock method
     using the average market price of the
     issuer's commons stock during the period                   --               --               --               --

   Weighted average common and common
     equivalent shares outstanding                       5,066,653        2,985,539        4,081,152        2,881,224
                                                         =========        =========        =========        =========


   Fully diluted:

   Weighted average common shares outstanding            5,066,653        2,985,539        4,081,152        2,881,224

   Incremental shares under stock options computed
    under the treasury stock method using the
    market price of the issuer's common stock at
    the end of the period if higher than the
    average market price                                        --               --               --               --

   Weighted average common and common
      equivalent shares outstanding                      5,066,653        2,985,539        4.081,152        2,881,224
                                                         =========        =========        =========        =========

   Loss amounts
     Loss before extraordinary item                    $  (439,575)     $  (136,301)     $  (300,173)     $  (100,568)
     Extraordinary loss on early
       extinguishment of debt                          $                $                $  (234,149)     $
                                                       -----------      -----------      -----------      -----------
     Net loss                                          $  (439,575)     $  (136,301)     $  (534,322)     $  (100,568)


   Loss per share of common stock:
     Loss before extraordinary item                    $     (0.09)     $     (0.05)     $     (0.07)     $     (0.04)
     Extraordinary loss on early
       extinguishment of debt                          $                $                $     (0.06)     $
                                                       -----------      -----------      -----------      -----------
     Net loss                                          $     (0.09)     $     (0.05)     $     (0.13)     $     (0.04)

   Shares used in the per share calculation:

     Weighted average common shares outstanding          5,066,653        2,985,539        4,081,152        2,881,224
                                                         =========        =========        =========        =========